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                                                                  THE EQUITABLE


HERBERT P. SHYER
EXECUTIVE VICE PRESIDENT
AND GENERAL COUNSEL


                                                                 April 13, 1987


The Equitable Life Assurance
Society of the United States
787 Seventh Avenue
New York, New York 10019


Dear Sirs:


     The Equitable Life Assurance Society of the United States ("Equitable") has registered units of interest ("Units") under group annuity contracts ("Contracts") in Separate Account No. 301 of Equitable ("Separate Account No. 301") by the filing under the Securities Act of 1933 and the Investment Company Act of 1940 of Registration Statement Nos. 2-74667 and 811-3301 on Form N-3, as subsequently amended on Form N-4 ("Registration Statement"), covering an indefinite amount of contributions to be received under the Contracts. The Contracts are designed to provide fixed and variable retirement benefits for employees who are or may be issued certificates ("Certificates") under tax-qualified individual retirement annuities and tax-sheltered annuity arrangements of tax-exempt organizations, as described in the prospectus included in the Registration Statement ("Prospectus"). The Registration Statement covers Units which will be issued subsequent to the restructuring of Separate Account No. 301 and Separate Account Nos. 302, 303 and 304 of Equitable pursuant to an Agreement and Plan of Reorganization, to be entered into on or about May 1, 1987 ("Agreement") by and among Equitable, each of the Separate Accounts, Integrity Life Insurance Company and Harmony Investment Trust.

     I have examined all such corporate records of Equitable and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

     2. Separate Account No. 301 was duly created pursuant to the provisions of the New York Insurance Law.
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     3. The assets of Separate Account No. 301 are owned by Equitable;
Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 301 must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable. Although contractual obligations with respect to funds of Separate Account No. 301 constitute corporate obligations of Equitable, the specific amounts payable from accumulations in Separate Account No. 301 in accordance with the Contracts will depend upon the investment experience of Separate Account No. 301.


     4. The Contracts provide that the portion of the assets of Separate Account No. 301 equal to the reserves and other contract liabilities with respect to Separate Account No. 301 shall not be chargeable with liabilities arising out of any other business Equitable may conduct and that Equitable reserves the right to transfer assets of Separate Account No. 301 in excess of such reserves and contract liabilities to the general account of Equitable.


     5. The Contracts, as proposed to be amended to reflect changes contemplated by the Agreement (including any Units when duly credited under the Contracts), will have been duly authorized, and each of the Contracts, as thus amended (including any such Units), will constitute a validly issued and binding obligation of Equitable in accordance with its terms. Purchasers of the Certificates described in the Prospectus will be subject only to the deductions, charges and fees set forth in such Prospectus.


     I hereby consent to the use this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus.


                                        Very truly yours,



                                        /s/ Herbert P. Shyer
                                        ----------------------------------
                                          Herbert P. Shyer